Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8, No. 333-272562, Form S-8, No. 333-256933, Form S-8, No. 333-228397, Form S-8, No. 333-207259, and Form S‑8, No. 333‑174234) pertaining to the Kosmos Energy Ltd. Long Term Incentive Plan and the Registration Statements (Form S-3, No. 333-257246, Form S‑3, No. 333-230284 and Form S-3, No. 333-227084) of Kosmos Energy Ltd. and in the related Prospectus of our reports dated February 26, 2024, with respect to the consolidated financial statements and schedules of Kosmos Energy Ltd. and the effectiveness of internal control over financial reporting of Kosmos Energy Ltd., included in this Annual Report (Form 10‑K) of Kosmos Energy Ltd. for the year ended December 31, 2023.

/s/ Ernst & Young LLP

Dallas, Texas
February 26, 2024
1